Issuer Free Writing Prospectus, dated June 16, 2020

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated June 16, 2020 and

Registration Statement No. 333-225004

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	2.750% Notes due 2031 (the “Notes”)

Principal Amount:	$600,000,000

Trade Date:	June 16, 2020

Settlement Date:	We expect that delivery of the Notes will be made to investors on or about June 30, 2020, which will be the tenth business day following the date hereof (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the closing date of this offering will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the closing date of this offering should consult their advisors.

Maturity Date:	January 15, 2031

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2021

Coupon:	2.750% per year, accruing from June 30, 2020

Price to Public:	99.491% of the principal amount, plus accrued interest, if any, from June 30, 2020

Yield to Maturity:	2.806%

Benchmark Treasury:	0.625% due May 15, 2030

Spread to Benchmark Treasury:	+205 basis points

Benchmark Treasury Price/Yield:	98-24 / 0.756%

Optional Redemption Provisions
Make-Whole Call:	+35 basis points

Par Call:	3 months prior to the Maturity Date

CUSIP/ISIN:	95040Q AL8 / US95040QAL86

Anticipated Ratings* (Moody’s/S&P/Fitch):	Baa1 / BBB+ / BBB+

Joint Book-Running Managers:

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC
BofA Securities, Inc.

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Jefferies LLC

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Loop Capital Markets LLC

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free: 1-800-645-3751, J.P. Morgan Securities LLC, collect: 1-212-834-4533 and BofA Securities, Inc., toll-free: 1-800-294-1322.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.